FOR IMMEDIATE RELEASE	November 16, 2015
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW ACQUISITION IN THE CHARLOTTE, NORTH CAROLINA MSA

Freehold, New Jersey….November 16, 2015 ……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a new 330,717 square foot industrial building located at 4690 Global Avenue NW, Concord, North Carolina. The property was acquired on Friday, November 13, 2015, at a purchase price of $31,975,897 and is net-leased for 10 years to FedEx Ground Package System, Inc., a Delaware corporation. The building is situated on approximately 59.4 acres.

Michael P. Landy, President and CEO, commented, “We are very pleased to add this brand new Class A built-to-suit FedEx distribution center to our portfolio. This large 59.4 acre property is ideally situated right off of Interstate 85. The Charlotte MSA is a prime center for logistics and distribution facilities as well as the second largest banking center in the U.S. FedEx continues to experience substantial growth as a result of the on-going migration to e-Commerce.”

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in single-tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of ninety-two properties located in twenty-eight states, containing a total of approximately 14.2 million rentable square feet.  In addition, the Company owns a portfolio of REIT securities.

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